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Exhibit [__]

PRESS RELEASE

ZAPME! ANNOUNCES CORPORATE RESTRUCTURING TO FOCUS ON NEW BUSINESS MODEL

SAN RAMON, Calif.--(BUSINESS WIRE)--Oct. 18, 2000--ZapMe! Corp. (Nasdaq:IZAP) today announced a corporate restructuring in line with the company's plans to refocus on a service-fee model.

The restructuring includes re-tasking of select employees and an immediate reduction of the U.S. workforce by approximately 23 percent, to 138 from 180. The restructuring also includes the elimination of eight positions at the vice president level and above.

"We are quickly moving to bring our structure in line with the service-fee business model to build and manage large-scale broadband networks for commercial and public markets," said Lance Mortensen, ZapMe!'s chief executive officer.

"We have streamlined operations and eliminated management layers in order to more effectively pursue our new market opportunities through our r)Star subsidiary."

ZapMe! announced Oct. 3 that it would apply its r)Star technology and multicasting capabilities to deliver high-speed Internet applications and services to vertical business market segments. The retained workforce will focus efforts to build new service-fee opportunities in markets such as automotive, food, hospitality and government.

In conjunction with its decision to transition to a vertical business market focus, ZapMe! is exploring alternatives, including divestiture, for its educational network. The company has stated that currently served schools will continue to receive Internet service, although going forward the company will discontinue the installation of free computer labs for schools.

Also on Oct. 3, Gilat Satellite Networks Ltd. (Nasdaq: GILTF) and ZapMe! announced an agreement under which Gilat is tendering to acquire for cash 51 percent of ZapMe!'s approximately 44.3 million outstanding shares at $2.32 per share. The transaction is valued at approximately U.S.$50 million.

A tender offer statement for the outstanding ZapMe! common stock was filed with the Securities and Exchange Commission on Oct. 17, 2000.
About ZapMe! Corp.

ZapMe!, through its r)Star Broadband Networks Inc. subsidiary, develops, provides and manages satellite-based networks for large-scale deployment across corporate enterprises, educational systems and user communities of interest.


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r)Star's core products include remote high-speed Internet access, data delivery, high-quality video and networking services distributed though its satellite broadband Internet gateway and bi-directional solutions. r)Star's technology assures instantaneous, consistent, secure and reliable delivery of content within the r)Star network.

r)Star is located in San Ramon, Calif., and can be reached at 925/327-7117 or at www.rstar.com (http://www.rstarnetworks.com) on the Web.
This news release is not an offer to purchase shares, a solicitation of an offer to sell securities or any recommendation with respect to the tender offer. Security holders are advised to read the tender offer statement because it contains important information. The tender offer statement and other filed documents are available for free at the SEC's Web site (www.sec.gov). The tender offer statement and all other filed documents are also available for free from Gilat.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Some information included in this news release contains statements that are forward looking. Such forward-looking information involves significant risks and uncertainties that could affect anticipated results in the future. These factors include, but are not limited to, (i) the impact of exiting the education market, (ii) the ability for r)Star to capture significant business in the corporate, commercial and industrial markets and continued customer acceptance of r)Star's services, as well as additional risks and uncertainties, detailed in the company's filings with the SEC.

INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE TENDER OFFER DOCUMENTS AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER REFERRED TO IN THIS PRESS RELEASE, BECAUSE THEY CONTAIN IMPORTANT IMFORMATION. THE FILINGS ARE AVAILABLE AT NO CHARGE AT THE SECURITY AND EXCHANGE COMMISSION'S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF ZAPME! CORPORATION AT NO EXPENSE TO THEM, BY CONTACTING THE DEALER MANAGER, CIBC WORLD MARKETS CORP., AT (800) 999-6726 (ATTENTION: ISABEL THOMPSON).


Contact:
     Pondel/Wilkinson Group
     Cecilia A. Wilkinson/Julie Crandall
     310/207-9300 (investor relations)